Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Scott T. Mereness, President
Phone: (574) 535-1125
E Mail: drew@drewindustries.com

DREW INDUSTRIES ANNOUNCES EXECUTIVE CHANGE

Elkhart, Indiana - September 26, 2016 - Drew Industries Incorporated (NYSE: DW) today announced that David M. Smith, Chief Financial Officer, will be leaving the Company to pursue other opportunities. Mr. Smith joined the Company as Chief Financial Officer in September 2015. Mr. Smith will continue to work with the Company until December 31, 2016, to support an orderly transition.

The Company also announced that it has named Brian Hall as interim Chief Financial Officer, effective immediately. Mr. Hall will serve in this role until the Board elects Mr. Smith’s replacement. Mr. Hall, age 41, joined the Company in March 2013, and has served as Corporate Controller since June 2013. Prior to joining the Company, he spent more than 16 years in public accounting, most recently as a Senior Manager at Crowe Horwath LLP, where he worked with several public company clients in the RV industry. Mr. Hall is a graduate of Indiana University, with a bachelor's degree in Accounting, and is a Certified Public Accountant.

“On behalf of all of us here at Drew Industries, Lippert Components, Inc., and our Board of Directors, I want to thank David for his service during the past year and wish him the best in his future endeavors,” said Jason Lippert, Chief Executive Officer of Drew Industries.

Lippert continued, “We are pleased that Brian has agreed to serve as our interim CFO during this transition period. Brian has been an important part of our financial accounting team for almost four years, and his more than 15 years of experience with the RV industry, combined with his leadership and technical skills, make him the right choice to lead our financial team during this interim period. I am confident in Brian’s ability to assist our executive management team and to continue to work with our Board of Directors.”

About Drew Industries
From 45 manufacturing and distribution facilities located throughout the United States and in Canada and Italy, Drew Industries, through its wholly-owned subsidiary, Lippert Components®, supplies a broad array of components for the leading original equipment manufacturers of recreational vehicles and adjacent industries including buses; trailers used to haul boats, livestock, equipment and other cargo; pontoon boats; manufactured homes; modular housing; and factory-built mobile office units. The Company also supplies components to the related aftermarkets of these industries, primarily by selling to retail dealers, wholesale distributors and service centers. Drew’s products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen and other products; vinyl, aluminum and frameless windows; manual, electric and hydraulic stabilizer and leveling systems; furniture and mattresses; entry, luggage, patio and ramp doors; electric and manual entry steps; awnings and awning accessories; electronic components; appliances; LED televisions and sound systems; navigation systems; wireless backup cameras; and other accessories. Additional information about Drew and its products can be found at www.drewindustries.com.

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